EXHIBIT 99.1

Zoom Telephonics Extends Rights Offering Expiration Date To November 11, 2011

Boston, MA, November 4, 2011 — Zoom Telephonics, Inc. (OTCBB: ZMTP) (“Zoom”), a leading provider of modems and other communications products, today announced that the Company has extended the expiration date for its rights offering.  The new expiration date is November 11, 2011, four days after the original expiration date of November 7, 2011.  Zoom chose to extend the expiration date because it believes there are shareholders who want to exercise their right to buy Zoom shares at $0.27 per share, but who need additional time to complete the purchase.

 For additional information, please contact Zoom Investor Relations at (617) 753-0897 or investor@zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.